Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 9, 2012, is made by and among Zynex NeuroDiagnostic, Inc., a Colorado corporation (“Buyer”), NeuroDyne Medical Corp., a Massachusetts corporation (the “Company”), and the shareholders of the Company listed on Schedule A, attached hereto (each, a “Shareholder,” and, collectively, the “Shareholders”). Capitalized and other defined terms shall have the meanings ascribed to them on Exhibit A, attached hereto, unless such terms are defined elsewhere in this Agreement.

RECITALS

A. The Company is engaged in the business of manufacturing advanced medical devices for non-invasive measurement of sEMG and autonomic nervous systems used for evaluation and treatment of neurological and neuromuscular disorders and education and research (the “Business”).

B. The Shareholders collectively own 100% of the outstanding capital stock of the Company.

C. This Agreement contemplates that the Company will transfer and assign to Buyer substantially all of the assets of the Company in exchange for the Purchase Price as determined pursuant to Section 1.4.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

TRANSFER OF ACQUIRED ASSETS

1.1 Sale and Transfer of Assets. Subject to the terms of this Agreement, at the Closing, Buyer will deliver and pay to the Company the Closing Purchase Price as determined pursuant to Section 1.4, and the Company agrees, and the Shareholders agree to cause the Company, to transfer, assign and deliver to Buyer, free from all Encumbrances, all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held by or for the benefit of the Company, in which the Company has any right, title or interest or in which the Company acquires any right, title or interest on or before the Closing Date (collectively, the “Acquired Assets”), including but not limited to the following (but not including any Excluded Assets):

(a) all Contracts, as described on Schedule 1.1(a) (the “Assumed Contracts”);

(b) all equipment, inventory, vehicles, trailers, furniture, fixtures, and other tangible personal property, including computer and telecommunications hardware and software, information technology systems, and motor vehicles, the principal items of which are described on Schedule 1.1(b);

(c) all Permits, including the material Permits described on Schedule 1.1(c);

(d) all leasehold interests in the Leased Real Property, as described on Schedule 1.1(d) (the “Assumed Leases”), including any and all deposits on the Assumed Leases;

(e) all Intellectual Property, including the material Intellectual Property described on Schedule 1.1(e);

(f) all books and records of the Company; and

(g) all intangible assets, including customer lists, telephone numbers, accounts receivable and goodwill, if any, owned, used or held for use by the Company.

1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the Acquired Assets shall not include any of the following (the “Excluded Assets”), all rights, titles and interests in which shall be retained by the Company: (i) cash and cash equivalents, and other current assets (other than any and all deposits on the Assumed Leases); (ii) insurance policies and rights and claims thereunder; (iii) the articles of organization, operating agreement, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, and other documents relating to the incorporation, organization, maintenance, and existence of the Company as a limited liability company; or (iv) any Plans; (v) any of the rights of the Company under this Agreement or the Transaction Documents; and (vi) any asset identified on Schedule 1.2.

1.3 Assumed Liabilities. After Closing, Buyer shall assume, pay, discharge, and perform the following (the “Assumed Liabilities”): (i) those obligations and Liabilities attributable to periods after Closing under the Assumed Contracts, the Assumed Leases and the Permits; and (ii) all obligations and Liabilities arising out of Buyer’s ownership of the Acquired Assets or operation of the Business after Closing. Except only for Assumed Liabilities, Buyer does not assume, and shall not have any responsibility for, any Liabilities or obligations of the Company, including but not limited to Liabilities or obligations associated with Excluded Assets.

1.4 Purchase Price. Buyer shall pay to the Company aggregate consideration for the Acquired Assets as follows (the “Purchase Price”):

(a) At Closing, Buyer shall pay the sum of $100,000, by wire transfer of immediately available funds to an account designated by Seller (the “Closing Cash Purchase Price”).

(b) At Closing, Buyer shall issue to the Company 266,478 restricted shares (the “Buyer Stock,” and together with the Closing Cash Purchase Price, the “Closing Purchase Price”) of the common stock, $0.001 par value per share, of Buyer’s parent company, Zynex, Inc., a Nevada corporation (“Parent”), to be held by Parent, for the benefit of the Company, until the first anniversary of the Closing Date.

(c) At Closing, the Buyer shall pay the amounts listed on Schedule 1.4(c) to the Persons entitled thereto or to NeuroDyne for payment to such Persons in accordance with the instructions on Schedule 1.4(c).

(d) On the date that is 60 days following the Closing Date, Buyer shall pay the sum of $100,000, by wire transfer of immediately available funds to an account designated by Seller (the “Deferred Cash Purchase Price”).

(e) Buyer shall pay the Contingent Purchase Price Payments in accordance with Section 1.5.

1.5 Contingent Purchase Price.

(a) In addition to the Closing Purchase Price and Deferred Cash Purchase Price, Buyer shall pay the Company additional amounts calculated as a percentage of Buyer’s net revenues (net invoiced and reported value (list price less discounts or other credits or deductions)) derived after the Closing Date from products of the Business prior to Closing and any products directly developed from the Intellectual Property of the Business as of the Closing Date (the “Organic Net Revenue”), which such calculation of Organic Net Revenue shall not take into account any acquisitions that Buyer may consummate after the Closing Date, as follows:

(i)	10% of Organic Net Revenue for the fiscal year ending December 31, 2012

(ii)	10% of Organic Net Revenue for the fiscal year ending December 31, 2013;

(iii)	8% of Organic Net Revenue for the fiscal year ending December 31, 2014;

(iv)	5% of Organic Net Revenue for the fiscal year ending December 31, 2015;

(v)	4% of Organic Net Revenue for the fiscal year ending December 31, 2016;

(vi)	2% of Organic Net Revenue for the fiscal year ending December 31, 2017; and

(vii)	0.5% of Organic Net Revenue for the fiscal year ending December 31, 2018.

(b) The Company and the Shareholders acknowledge and agree that (i) the Company’s sole and exclusive right under this Section 1.5 will be to receive, subject to the other terms of this Agreement, the Contingent Purchase Price Payments, if any, payable pursuant to this Section 1.5; (ii) Buyer shall have the right to operate the Business as it chooses, in its sole discretion; (iii) Buyer is under no obligation to provide any specific level of investment or financial assistance to the Business or to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of the Business; and (iv) Buyer is not representing or warranting that any specific level of Organic Net Revenue will be achieved after the Closing nor will the Company or the Shareholders have any claims against Buyer arising from the Buyer’s failure to meet for any reason any level of Organic Net Revenues.

(c) Determination of Contingent Purchase Price Payments.

(i) Within ninety (90) days after the end of the first fiscal quarter following each fiscal year beginning with the fiscal year ended December 31, 2012 and ending with the fiscal year ended December 31, 2017, Buyer shall (i) deliver to the Company a statement prepared by Buyer showing the amount of Organic Net Revenue for the previous fiscal year, with reasonable supporting information (for each fiscal year, a “Contingent Purchase Price Statement”); and (ii) pay to the Company such amount of Contingent Purchase Price required to be paid by Buyer to the Company by wire transfer of immediately available funds to an account designated by the Company (each a “Contingent Purchase Price Payment,” and, collectively, the “Contingent Purchase Price Payments”).

(ii) Within 20 days after receipt of each Contingent Purchase Price Statement, the Company shall give Buyer written notice of the Company’s good faith objections, if any, to such Contingent Purchase Price Statement. If the Company makes any such objection, the parties shall endeavor to resolve the Company’s objections within 20 days after Buyer’s receipt thereof. If Buyer and the Company are unable to resolve such objections within such 20-day period, the Company and Buyer shall cause, within 45 days after the Company’s receipt of such Contingent Purchase Price Statement, a nationally recognized accounting firm mutually acceptable to the Buyer and the Company to resolve any remaining disputed amounts. The determination of such accounting firm shall be conclusive and binding upon the Company and Buyer, and the Buyer shall bear the reasonable fees and expenses payable to such accounting firm in connection with such determination; provided that, if the Company’s objection to the Contingent Purchase Price Statement does not result in the accounting firm’s determination that an additional Contingent Purchase Price Payment is payable to the Company, the Company shall bear the fees and expenses payable to such accounting firm. Alternatively, the Company may choose a nationally recognized accounting firm reasonably acceptable to the Buyer at the Company’s expense. Within ten Business Days after the Company’s objections are resolved as provided above, Buyer shall pay to the Company, or the Company shall pay to Buyer, the amount by which the amount of Contingent Purchase Price Payment, as finally determined is greater or less, respectively, than the amount of the Contingent Purchase Price Payment as stated in the Contingent Purchase Price Statement.

1.6 Closing and Closing Deliveries.

(a) The closing of the Transaction (the “Closing”) will take place at 10:00 a.m., Denver, Colorado time, on the date hereof. The date on which the Closing occurs is referred to as the “Closing Date.” Except as otherwise provided herein, all actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

(b) Subject to the delivery of the items set forth in Section 1.6(c), at the Closing, Buyer shall execute and/or deliver to the Company all of the following, which shall be in form and substance reasonably satisfactory to the Company and the Company’s counsel:

(i) the Closing Cash Purchase Price, by wire transfer of immediately available funds, pursuant to Section 1.4; and

(ii) a copy of the stock certificate representing the Buyer Stock to be issued to the Company on the Closing Date pursuant to Section 1.4, as evidence of such issuance, with the original to be help in escrow by Parent until the first anniversary of the Closing Date.

(c) Subject to the delivery of the items set forth in Section 1.5(b), at the Closing, the Shareholders and/or the Company shall execute and/or deliver to Buyer (or such other Person as indicated below) all of the following, which shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel:

(i) copies of certificates of existence or good standing of the Company on or soon before the Closing Date from the Secretary of State of the State of Massachusetts and from each jurisdiction in which the Company is qualified to do business (together with Tax clearance certificates);

(ii) a certificate from the Secretary of the Company, in a form reasonably satisfactory to Buyer, certifying (A) the names of the officers of the Company authorized to sign the Transaction Documents to which it is a party, together with the true signatures of such officers; and (B) copies of consent actions or certified resolutions taken by the board of directors authorizing the appropriate officers of the Company to execute and deliver the Transaction Documents to which the Company is a party and to consummate the Transaction;

(iii) copies of all consents and authority necessary or appropriate to consummate the Transaction, (B) evidence of the making or obtaining of all governmental filings, authorizations and approvals, and (C) estoppel certificates or consents from third parties to leases, contracts and agreements of the Company reasonably requested by Buyer and in form reasonably satisfactory to Buyer;

(iv) a duly executed bill of sale, assignment and assumption agreement, in form and substance reasonably satisfactory to Buyer, transferring the Acquired Assets, including the Assumed Contracts, to Buyer;

(v) the books, files and other records of the Company referred to in Section 1.1, including any other documentation evidencing the Company’s ownership of the Acquired Assets as may reasonably be requested by Buyers;

(vi) evidence that all amounts due from the Company to its employees pursuant to Section 4.5(a) shall have been paid in full;

(vii) documents, in form and substance reasonably satisfactory to Buyer, evidencing the release of any Encumbrances on the Acquired Assets; and

(viii) such other documents from the Shareholders and the Company as Buyer may reasonably request for the purpose of facilitating the consummation of the Transactions.

1.7 Allocation of Purchase Price. Following the Closing, Buyer will prepare and furnish to the Company a purchase price allocation schedule in respect of each of the Acquired Assets in accordance with Section 1060 of the Code and filed on IRS Form 8594 not later than 180 days after the Closing Date (or, if earlier, April 1 of the year following the Closing Date). Buyer and the Company agree to (a) prepare and file each of their respective Tax Returns on a basis consistent with such allocation schedule, and (b) unless otherwise required by applicable Law, take no position inconsistent with such allocation schedule on any applicable Tax Return, in any audit or proceeding before any Governmental Authority, in any report made for Tax, financial accounting, or for any other purpose. Buyer and the Company agree to use their best efforts to resolve in good faith any differences with respect to the purchase price allocation schedule.

1.8 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, the Company will provide, and the Shareholders will cause the Company to provide, to Buyer the benefits under any such Contract or Permit or any claim or right, including, without limitation, enforcement for the benefit of Buyer of any and all rights of the Company against a third party thereto arising out of the default or cancellation by such third party or otherwise.

1.9 Apportionments. Any and all real property taxes, personal property taxes, assessments, lease rentals, and other charges applicable to the Acquired Assets will be pro-rated to the Closing Date, and such taxes and other charges shall be allocated between the parties by adjustment at the Closing, or as soon thereafter as the parties may agree. All such taxes shall be allocated on the basis of the fiscal year of the tax jurisdiction in question.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING

THE COMPANY AND THE SHAREHOLDERS

Except as disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”), the Company and the Shareholders, jointly and severally, represent and warrant the following to Buyer:

2.1 Organization; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Massachusetts. The Company has the requisite power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and as it is presently proposed to be conducted. The Company has never controlled, directly or indirectly, nor has it ever held any direct or indirect equity interest in, any Person.

2.2 Qualification. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification.

2.3 Capitalization. The Shareholders own, beneficially and of record, the common stock of the Company as set forth on Section 2.3 of the Disclosure Schedule, which constitutes all of the issued and outstanding capital stock of the Company.

2.4 Authorization and Execution. The Company has all requisite corporate power and authority, and each Shareholder who executes the Transaction Documents has full legal capacity and authority, to execute and deliver the Transaction Documents and to consummate the Transaction. The execution, delivery and performance of the Transaction Documents by the Company have been duly authorized by its board of directors and stockholders and no corporate action of the Company is necessary to consummate the Transaction. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Shareholders and the Company and constitute the legal, valid, and binding obligation of each, enforceable against each of the Shareholders and the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.5 Financial Statements; Liabilities. Section 2.5 of the Disclosure Schedule contains a true, correct and complete copy of the following: Filed income tax returns, December 31, 2009, December 31, 2010 and Company generated financial statements for December 31, 2011.

2.6 Outstanding Indebtedness. Except for Indebtedness shown in Section 2.6 of the Disclosure Schedule, the Company does not have any Indebtedness outstanding. The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto or to the Shareholders purports to limit the sale of the Acquired Assets or the operation of the Business. The Company is not a guarantor of, and is not otherwise responsible for, any Liability or obligation of any other Person.

2.7 Changes, Etc. Except for the Transaction, since the Annual Balance Sheet Date, the Company has been operated in the Ordinary Course and there has been no event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect.

2.8 Tax Matters. The Company has properly prepared and filed all Tax Returns that were required to be filed by it, and no extensions are currently in effect. All Taxes owed by or with respect to the Company have been timely paid or remitted. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company (a) has not received any notice that any Tax audit or other Tax proceeding is being or will be conducted by any Governmental Authority, (b) does not have in effect any waiver of any statute of limitations regarding Taxes or agreement to an extension of time regarding the assessment of any Tax deficiency or (c) has not received a claim from any Governmental Authority in a jurisdiction where the Company does not file any Tax Return that the Company is or may be subject to a Tax imposed by such jurisdiction. All Taxes that the Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, owner, officer, manager, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person. All Persons performing services to the Company who are classified and treated as independent contractors qualify as independent contractors and not as employees under applicable Law. All Tax information reporting requirements of or with respect to the Company have been satisfied in full. There are no Encumbrances for Taxes upon any property or assets of the Company, other than Permitted Encumbrances.

2.9 Litigation; Governmental Proceedings. Except as set forth on Section 2.9 of the Disclosure Schedule, there are no actions, suits, disputes, claims, arbitrations, proceedings, hearings, or investigation of, in or before any court or quasi judicial or administrative agency of any Governmental Authority or before any arbitrator made, brought or initiated by, or pending or, to the Knowledge of the Company, threatened against, the Company, any of its properties, assets or the Business or any of its owners, managers or officers in their capacities as such or involving any Person for whose acts or defaults the Company is vicariously liable, or to which the Company is a party. The Company has no Knowledge of any condition or state of facts or the occurrence of any event that might reasonably be expected to form the basis of any action, suit, dispute, claim, arbitration, proceeding, hearing or investigation by, against or affecting the Company. The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction or decree of any Governmental Authority. Except as set forth on Section 2.9 of the Disclosure Schedule, neither the Company nor its officers, managers, owners, agents, or employees have, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring, or other form of review by any Governmental Authority, trade association, professional review association, accrediting organization or certifying agency based upon any alleged improper activity or violation of any Laws on the part of the Company or its representatives; nor has the Company or its representatives received any written notice of deficiency from any Governmental Authority during the past three (3) years in connection with the business operations of the Company.

2.10 Compliance with Applicable Laws; Non-Contravention. Except as set forth on Section 2.10 of the Disclosure Schedule, the business and operations of the Company have been and are being conducted in compliance with all applicable Laws, including with respect to U.S. Food and Drug Administration rules and regulations. None of (a) the execution and delivery of the Transaction Documents, (b) the performance of or compliance with any such Transaction Document or (c) the consummation of the Transaction will (i) conflict with, result in any breach of (with or without the giving of notice or passage of time), constitute a default under, give rise to a termination, right of termination or a change in, or result in the acceleration of or create in any party the right to accelerate any Contract or other instrument to which the Company is a party or by which it or any of the Acquired Assets is bound or affected, (ii) violate the articles of organization or bylaws of the Company or any Laws, (iii) result in the imposition of any Encumbrance upon the Acquired Assets, (iv) or give rise to any limitation, restriction or adverse effect on Buyer’s ability to conducts its business (including the Business) after the Closing (including the revocation or other termination of any Permit). The Company represents that all Company products sold outside of the U.S. were for research purposes only and were sold in compliance with applicable foreign Laws.

2.11 Contracts and Commitments. A complete and correct list of all of written contracts, agreements and commitments, and a complete and correct description of all oral contracts, agreements and commitments, to which the Company is a party or by which the Company is otherwise bound (collectively, the “Contracts”) is set forth in Section 2.11 of the Disclosure Schedule. The Company has delivered to Buyer true, correct and complete copies of all written Contracts, with all amendments, modifications and supplements thereto entered into on or prior to the Closing Date. Each Assumed Contract was entered into on an arm’s-length basis. Except as set forth on Section 2.11 of the Disclosure Schedule, no Assumed Contract has been assigned by the Company nor is it the subject of any security agreement given by the Company. Each Assumed Contract is a valid and binding obligation of the Company, and, to the Knowledge of the Company, of the other party or parties thereto, and is enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Neither the Company nor, to the Knowledge of the Company, any other party thereto has (a) terminated, canceled, modified or waived in any material respect any term or condition of any Assumed Contract, (b) failed to perform in any material respect its obligations required to be performed under any Assumed Contract, or (c) received any written claim of violation or default under any Assumed Contract. The Company has not received any prepayment under any Assumed Contract for any service that has not been fully performed (other than as is fully reflected on the Interim Balance Sheet). Except as set forth in Section 2.11 of the Disclosure Schedule, none of the Assumed Contracts contains any express covenant or other restriction preventing or limiting the consummation of the Transaction, including any provision prohibiting a change of control of the Company as contemplated hereby or granting any party a right of termination or modification of any provisions as a result thereof. To the Knowledge of the Company, there are no conditions or issues involving any Assumed Contract that would hinder or jeopardize the ability of the Company to enforce the terms and conditions of such Assumed Contract following the consummation of the Transaction or would result in the counterparties to such Assumed Contract modifying, altering or withdrawing any term or condition of such Assumed Contract.

2.12 Customers. Except as set forth on Section 2.12 of the Disclosure Schedule, the Company has no Knowledge that any of its customers has any plan or intention to, cease to purchase services from the Company or reduce to a material extent the amount of services it purchases from the Company.

2.13 Title to Properties and Encumbrances. Except as set forth on Section 2.13 of the Disclosure Schedule, the Company has good and valid title to, or a valid leasehold interest in or a valid license for, each asset used by it, located on any of its premises, shown on the Interim Balance Sheet, or acquired by it after the Interim Balance Sheet Date, or as is otherwise necessary for the conduct of the Business as conducted and as presently proposed to be conducted, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course since the Interim Balance Sheet Date. Each such asset that is personal property is free from defects (patent and latent), has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used and presently is proposed to be used. The Company has exclusive possession and control of each such asset at the applicable Leased Real Property.

2.14 Intellectual Property and Proprietary Rights.

(a) Schedule 2.14(a) of the Disclosure Schedule sets forth a true and complete list of all: (i) Company Registered Intellectual Property; (ii) Company Products; and (iii) any other Company Intellectual Property material to the conduct of the Business. All Company Registered Intellectual Property is: in full force and effect; valid, subsisting and enforceable; and has been prosecuted in compliance with all applicable rules, policies and procedures of the applicable Governmental Authorities.

(b) The Company is the sole and exclusive owner of all right, title and interest in and to the Company Owned Intellectual Property. All Company Intellectual Property is free and clear of all Encumbrances. The Company lawfully owns, or otherwise has sufficient rights to all Intellectual Property that is required to conduct its business in the manner it is currently being conducted and as currently proposed to be conducted. The execution of the Transaction Documents and the consummation of the transactions contemplated thereby do not result in the loss or impairment of the Company’s rights to own or use the Company Intellectual Property, or give rise to any right of any Person to terminate any rights under the Intellectual Property Licenses.

(c) The Company Products, Company Intellectual Property and the conduct of the Business has not, does not violate, infringe or misappropriate any Intellectual Property Rights of any Person. There is no pending or threatened litigation, arbitration, action, suit, judgment, order, injunction, proceeding or investigation or an offer of a license: (i) involving any Company Intellectual Property; or (ii) alleging that any Company Product, Company Intellectual Property, or the conduct of the Business infringes, misappropriates or otherwise violates the rights of any Person. No Person is infringing upon, misappropriating or otherwise violating or conflicting with any Company Intellectual Property, or has previously done so.

(d) Schedule 2.14(d) of the Disclosure Schedule sets forth a true, complete and correct list of all: (i) Outbound Licenses; and (ii) Inbound Licenses. The Intellectual Property Licenses are valid, binding and enforceable on all parties thereto, and there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party thereunder.

(e) Schedule 2.14(e) of the Disclosure Schedule identifies all Company Software. No Source Code for any Software owned by the Company has been delivered, licensed, or is subject to any Source Code escrow obligation by the Company to a Person. The Company is not obligated under any Open Source License to distribute or make available any Source Code or other materials or grant any other rights to any Person other than the unmodified Open Source Materials received by the Company under each such Open Source License.

(f) The Company has: (i) taken all reasonable measures to protect and preserve its rights in the Company Intellectual Property and the confidentiality of all Trade Secrets owned or held by any of the Company; and (ii) only disclosed any such Trade Secrets pursuant to the terms of a written agreement that requires the Person receiving such Trade Secrets to protect and not disclose such Trade Secrets.

(g) No present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest in any Company Intellectual Property. Each current and former employee, officer, consultant and contractor of the Company who is or has been involved in the development (alone or with others) of any Intellectual Property by or for the Company, or has or previously had access to any Trade Secrets, has executed and delivered to the Company a written and enforceable Contract that: (i) assigns to the Company, without an obligation of payment, all right, title and interest in and to any such Intellectual Property; and (ii) provides reasonable protection for such Trade Secrets. In each case in which the Company has acquired ownership (or purported to acquire ownership) of any Intellectual Property from any Person, the Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer ownership of all rights with respect to such Intellectual Property to the Company. Neither the Company nor any of its officers, employees or agents has done, or failed to do, any act or thing which may, prejudice the validity or enforceability of any of the Company Intellectual Property. No Person (other than the Company) has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives of any Company Owned Intellectual Property.

2.15 Real Estate. The Company does not own any real property (including any ownership interest in any buildings or structures and improvements located thereon). The use and occupancy by the Company of the Leased Real Property is in compliance with all applicable Laws and insurance requirements.

2.16 Insurance. Section 2.15 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, general liability and workers’ compensation coverage, errors and omissions, bond and surety arrangements and similar coverages and arrangements under any Laws) with respect to which the Company is a party, a named insured or otherwise a beneficiary of coverage (the “Policies”): (a) type of insurance being provided; (b) the name of the carrier; (c) the policy number; and (d) the applicable coverages and deductibles. Section 2.15 of the Disclosure Schedule also describes any self-insurance, retention, captive insurance company or similar insurance arrangements affecting the Company. With respect to each such insurance Policy, (w) the Policy is legal, valid, binding, enforceable and in full force and effect, (x) the Company is not in breach or default nor, to the Knowledge of the Company, is any other party to the Policy in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the Policy, (y) no party to the Policy has repudiated any material provision thereof, and (z) the Company has paid all premiums due on the Policies. Except as described in Section 2.15 of the Disclosure Schedule, no claim relating to the Company is outstanding under any of the Policies. In the twelve (12) months preceding the Closing Date, no claims have been made by the Company on its insurers nor have any circumstances arisen which may give rise to any claim, which (in either case) could have the effect of causing future premiums to be higher than would otherwise be the case.

2.17 Employee Benefits. Set forth in Section 2.17 of the Disclosure Schedule is a list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, which are maintained by the Company for the remunerative benefit of any of its current or former officers, directors or employees, or under which the Company has any current or potential Liability (hereinafter collectively referred to as “Plans” and individually as a “Plan”). Each Plan has been administered in all material respects in accordance with its Plan documents and the applicable Laws, and there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to a Plan which could result in an excise Tax or other claim or Liability against the Company, any Plan or any fiduciary of a Plan. Each employee pension benefit plan listed in Section 2.17 of the Disclosure Schedule that is intended to be a “qualified plan” for purposes of the Code is in fact so qualified, such Plan has received a current favorable determination letter or opinion letter from the IRS regarding its qualified status, and nothing has occurred since the date such determination letter was requested that would adversely affect such qualified status. At no time during the calendar year in which the Closing Date occurs and the six (6) calendar years preceding the calendar year in which the Closing Date occurs has the Company or any Person which is or was aggregated with the Company under Code Section 414 maintained or made any contributions to any defined benefit pension plan or multiemployer pension plan which is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code. No Plan or agreement provides health, dental, life insurance or similar welfare benefits to any employee of the Company, or any dependent of such employee, following termination of the employee’s employment, except as may be required by Code Section 4980B or any similar Laws. No action, suit, proceeding, hearing, audit or investigation with respect to any Plan (other than routine claims for benefits) will be pending as of the Closing Date, and to the Knowledge of the Company, no such action, suit, proceeding, hearing or investigation has been threatened.

2.18 Employees. Section 2.18 of the Disclosure Schedule contains a complete and correct list of all employees of, and independent contractors and consultants retained by, the Company, showing for each employee and independent contractor and consultant the current job title or description, current salary level or payment arrangement, and any bonus, commission or other remuneration paid during the years 2009, 2010 and 2011. Except as set forth in Section 2.18 of the Disclosure Schedule: (a) to the Knowledge of the Company, no employee has any plan to terminate his or her employment with the Company; (b) the Company is not a party to any collective bargaining agreement covering any employee, and no union or association of employees has been certified or recognized as the collective bargaining representative of any employees or has attempted to engage in negotiations regarding terms and conditions of employment; (c) no unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters of the Company’s business are pending or, to the Knowledge of the Company, has been threatened; (d) to the Knowledge of the Company, there are no current or threatened attempts to organize or establish any labor union or employee association to represent any employees of the Company’s business; (e) the Company does not have any workers’ compensation Liabilities that are not covered by insurance; (f) there is not in existence any contract of employment with any employee of the Company that cannot be terminated at will by the Company without creating any Liability of the Company (except Liabilities of the Company with respect to wages or other compensation for services rendered before such termination); (g) no employee of the Company is currently on short-term or long-term disability; (h) the Company has not implemented any layoff of employees that could implicate the WARN Act, or any similar foreign, state or local Law; (i) the Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it prior to the Closing Date or amounts required to be reimbursed to such employees, consultants or independent contractors; (j) the Company has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification, collective bargaining and the payment and withholding of Taxes and other sums as required by Law; and (k) the Company is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing or any withholding or collection in connection with any amount paid or owing to any employee, consultant or independent contractor.

2.19 Immigration. Except as listed in Section 2.19 of the Disclosure Schedule: (a) the Company has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each employee of the Company with respect to whom such form is required under applicable Law; (b) the Company has not received any notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States; (c) for each employee of the Company whose social security number (or purported social security number) has appeared on any “no match” notification from the Social Security Administration (SSA), such employee or the Company has resolved in accordance with applicable Law each discrepancy or non-compliance with applicable Law with respect to such social security number (or, if applicable, such purported social security number); (d) the Company has a public access file for all employees working under the H-1B visa program, and the public access file is in compliance with Section 655.760 of Title 20 of the Code of Federal Regulations; and (e) the Company is in compliance with the Department of Labor’s Labor Condition Application provisions set forth in Title 20 of the Code of Federal Regulations, Section 655.700 et. seq.

2.20 Conflicts of Interest. Except as set forth in Section 2.20 of the Disclosure Schedule, neither the Company nor any officer, director, or manager of the Company or any Affiliate of such officer, director, manager (other than the Company) or either Shareholder has or had within the past twelve (12) months (a) any direct or indirect interest in any Person that does business with the Company, (b) any direct or indirect interest in any property, asset or right that is used by the Company in the conduct of its business, or (c) any contractual relationship with the Company other than as an employee.

2.21 No Brokers or Finders. Neither any Shareholder nor the Company has any Liability to any broker, finder, or similar intermediary or other Person in connection with the Transaction that would cause Buyer to become liable for payment of any commission, fee or other compensation with respect thereto.

2.22 Licenses; Permits; Consents. The Company possesses from the appropriate Governmental Authority, all licenses, permits, registrations, authorizations, approvals, franchises and rights that are necessary for the Company to conduct the business in which it is currently engaged and which it currently proposes to be engaged in and to own and use the properties owned and used by it (the “Permits”). True and correct copies of all such Permits have been delivered to Buyer. The Company has been at all times in full compliance with all of the terms and requirements of each Permit. Except as set forth in Section 2.22 of the Disclosure Schedule, no consent, approval or authorization of, registration, qualification or filing with, or notice to any Person (including any Governmental Authority) is required for the execution and delivery by the Company of the Transaction Documents to which it is a party or for the consummation and performance by the Company of the Transaction and the Company has obtained all required consents and made all filings identified in Section 2.22 of the Disclosure Schedule.

2.23 Illegal Payments. The Company has never offered, made or received any illegal payment or contribution of any kind, directly or indirectly, including illegal payments, gifts or gratuities, to any Person or any United States or foreign national, state or local government official, employee or agent or any candidate for any such position. Neither the Company nor any of its officers, directors, agents, or employees, or any other Person associated with or acting for or on their respective behalf has, directly or indirectly, in connection with the business of the Company (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment or remuneration to any Person, regardless of form, whether in money, property or services, including (i) to obtain favorable treatment in securing business or payment for business (government, public, or private), (ii) to pay for favorable treatment or payment for business secured (government, public, or private), or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

2.24 Books and Records. The complete and correct minute books of the Company have been made available to Buyer for inspection, and such minute books record therein all actions taken by the board of directors and stockholders of the Company. No other material actions of the board of directors or stockholders of the Company, have been taken which have not been recorded therein.

2.25 Disclosure. The representations and warranties of the Company and the Shareholders in this Agreement, and all representations, warranties and statements of the Company and the Shareholders contained in any schedule, financial statement, exhibit, list or document delivered pursuant hereto or in connection herewith, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading. The Company and the Shareholders have furnished to Buyer complete and accurate copies of all documents and information requested by Buyer.

2.26 Investment Representations. The Buyer Stock being acquired by the Company is solely for the Company’s own account and for investment purposes only and the Company has no present intention of distributing, selling, or otherwise disposing of it in connection with a distribution within the meaning of the Securities Act or the securities Laws of any state. Each of the Company and the Shareholders who execute this Agreement is able to bear the economic risk of an investment in the Buyer Stock and has such knowledge and experience in financial and business matters that each of the Company and the Shareholders who execute this Agreement is capable of evaluating the merits and risks of the proposed investment in the Buyer Stock. Each of the Company and the Shareholders has had an opportunity to ask questions of, and receive answers from, officers of Buyer concerning Buyer and its operations and has had an opportunity to review Buer’s financial and other publicly available information, including Buyer’s reports filed with the U.S. Securities and Exchange Commission. Each of the Company and the Shareholders understands that the Buyer Stock may not be sold, transferred, or otherwise disposed of by it or him without registration under the Securities Act and any applicable state securities Laws, or an exemption therefrom, and that in the absence of an effective registration statement covering the Buyer Stock or an available exemption from registration, he, she or it may be required to hold it indefinitely. Each of the Company and the Shareholders understands that the Buyer Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met.

Each of the Company and the Shareholders understands and agrees that the certificates evidencing the Buyer Stock or any other securities issued in respect of the Buyer Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear a legend in substantially the following form (in addition to any legend required by any stockholders agreement of Buyer or under applicable state securities Laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT OR OTHER QUALIFICATION RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR OTHER QUALIFICATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER, SALE, OFFER OR DISPOSITION.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN ASSET PURCHASE AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN HOLDERS OF CAPITAL STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer represents and warrants the following to the Company, as of the date hereof and as of the Closing Date:

3.1 Incorporation; Standing; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

3.2 Authorization and Execution. Buyer has all corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transaction. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action, and no further corporate action of Buyer is necessary to consummate the Transaction. The Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors’ rights generally, or by general principles of equity.

3.3 No Brokers or Finders. Buyer has no Liability to any broker, finder or similar intermediary in connection with the Transaction that would cause the Company or the Shareholders to become liable for payment of any fee or expense with respect thereto.

ARTICLE IV

COVENANTS

4.1 Certain Post-Closing Covenants. The Shareholders and the Company, on the one hand, and Buyer on the other hand, agree as follows with respect to the period following the Closing.

(a) In case at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents and the Transaction, each party hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the requesting party’s cost and expense (unless the requesting party is entitled to indemnification therefor under Article V below). The Shareholders and the Company acknowledges and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (excluding Tax records), agreements and financial data of any sort relating to the Company.

(b) In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) the Transaction or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business or the Acquired Assets, the Company and the Shareholders, on the one hand, and Buyer, on the other hand, as the case may be, will cooperate with it and its counsel in the contest or defense, make available its representatives, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article V below).

(c) Neither the Company nor the Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Buyer from maintaining the same business relationships with Buyer after the Closing as it maintained with the Company prior to the Closing.

(d) The Company and the Shareholders will treat and hold as confidential all information concerning the Acquired Assets, the Business and the business and affairs of Buyer that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Company or the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Company or the Shareholders, as the case may be, will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1(d). If, in the absence of a protective order or the receipt of a waiver hereunder, either the Company or either Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Company or the Shareholders, as the case may be, may disclose the Confidential Information to the tribunal; provided, however, that it, he or she shall use its or his best efforts to obtain, at the reasonable request of Buyer, and at Buyer’s cost, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The terms of this Agreement shall be deemed Confidential Information.

(e) Except as otherwise required by applicable Law, and except with respect to Buyer following the Closing, Buyer, the Shareholders and the Company will not, and will not permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements, or any announcements to employees, customers or suppliers of the Business with respect to the Transaction without the consent of the other parties, which consent shall not be unreasonably withheld or delayed. Buyer, the Shareholders and the Company shall cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the Transaction, and shall furnish the other with drafts of any such releases and announcements as far in advance as reasonably possible.

(f) Contemporaneously with the execution and delivery of this Agreement, the Company shall change its corporate name to remove any reference to the name “NeuroDyne” or any other trade name used by the Company or any name derived from or confusingly similar to any such names. As promptly as practicable following the Closing Date, the Company shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the Buyer to use the current corporate name of the Company, the Company shall deliver to the Buyer all consents related to such change of name as may be requested by the Buyer and shall otherwise cooperate with the Buyer. From and after the Closing Date, the Company shall immediately cease the use (in any format or medium) of such name or any variations thereof for all business purposes whatsoever (except that such name may be referred to as a former name in any Tax or other filing required to be made with any Governmental Authority).

4.2 Tax Matters.

(a) The Company will file and pay when due or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to the Company or the Company’s operation of the Business. Buyer will file and pay when due or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to Buyer or Buyer’s operation of the Business.

(b) All sales, use, transfer, and similar Taxes arising from or payable by reason of the transactions contemplated by this Agreement shall be the Liability of and for the account of the Company, and the Company and the Shareholders shall indemnify and hold Buyer harmless from and against all Damages arising from any of the same.

(c) Each party will cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Company, to respond to Tax audits, inquiries or other Tax proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (i) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority, and (ii) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.

4.3 Non-Competition and Non-Solicitation. In order to protect the goodwill of the Business after the Closing and as a condition precedent to Buyer entering into and performing its obligations under this Agreement, each of the Company and the Shareholders agrees to the following restrictions:

(a) Each of the Company and Tahir H. Chaudhry covenants and agrees that from the Closing Date and through the later of (i) five (5) years thereafter, or (ii) two (2) years after such time as neither the Company, the Shareholders, nor any of their Affiliates holds any interest in the capital equity of Parent (the “Restricted Period”), neither the Company nor Tahir H. Chaudhry will, directly or indirectly (including as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant or otherwise), anywhere in the world own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, hold any interest in, assist, aid, act as a consultant to or otherwise advise in any way, or perform any services (alone or in association with any Person) for any Person (or on the Company’s or Tahir H. Chaudhry’s behalf) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that, directly or indirectly, engages in any business, services or other activity that Buyer or any Affiliate of Buyer conducts or actively engaged in pursuing as of the Closing Date, or otherwise competes with the Business, or at any time that either Shareholder is providing services to Buyer or any of its respective Affiliates after the Closing Date (the “Restricted Business”).

(b) Each of the Company and Tahir H. Chaudhry covenants and agrees that during the Restricted Period, neither the Company nor Tahir H. Chaudhry will, directly or indirectly through another Person (including as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant or otherwise) (i) call on, solicit for services or otherwise attempt in any manner to solicit the business of any customer, supplier or other business relation of Buyer, or any of its Affiliates, or in any way interfere with the relationship between any such customer, supplier or other business relation and Buyer, or any of its respective Affiliates (including inducing such Person to cease doing business with Buyer, or any of its Affiliates, or make any negative statements or communications about Buyer, or any of its Affiliates), or (ii) hire, engage, employ, solicit, take away, induce or attempt to hire, engage, solicit, take away or induce (either on the Company’s or Tahir H. Chaudhry’s behalf or on behalf of any other Person) any Person who is then an employee or contractor of Buyer, or any of its Affiliates, or who was an employee or contractor of Buyer, or any of its Affiliates, at any time during the six-month period immediately preceding Tahir H. Chaudhry’s termination of employment with Buyer, if applicable.

(c) Nothing herein shall prohibit either the Company or Tahir H. Chaudhry from (i) being a passive owner of not more than 1% of the outstanding stock of any class of securities of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market engaged in such business, (ii) performing any services for Buyer or that are otherwise permitted under any written agreement with Buyer, or (iii) hiring any employee who responds to general solicitations for employment in newspapers or magazines, over the internet or by headhunters or employment agencies, in each case if not specifically directed towards employees of Buyer or any Affiliate of Buyer.

(d) If the duration of, the scope of, or any business activity covered by, any provision of this Section 4.3 is in excess of what is determined to be valid and enforceable under applicable Law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Each of the Company and Tahir H. Chaudhry hereby acknowledges that this Section 4.3 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable Law.

(e) Each of the Company and Tahir H. Chaudhry acknowledges and affirms that a breach of Sections 4.3(a) or 4.3(b) by either the Company or Tahir H. Chaudhry cannot be adequately compensated in an action for damages at Law, and equitable relief would be necessary to protect Buyer from a violation of this Agreement and from the harm which this Agreement is intended to prevent. Accordingly, each of the Company and Tahir H. Chaudhry agrees that in the event of any actual or threatened breach of such provisions, Buyer shall (in addition to any other remedies which it may have) be entitled to enforce its rights and the Company’s or Tahir H. Chaudhry’s, as the case may be, obligations under this Section 4.3 not only by an action or actions for damages, but also by an action or actions for specific performance, temporary and/or permanent injunctive relief and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 4.3 (including the extension of the Restricted Period by a period equal to (i) the length of the violation of this Section 4.3 plus (ii) the length of any court proceedings necessary to stop such violation) and recover attorneys’ fees and costs for the same, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond. In the event of a breach or violation by either the Company or Tahir H. Chaudhry of any of the provisions of this Section 4.3, the running of the Restricted Period (but not the Company’s or Tahir H. Chaudhry’s obligations under this Section 4.3) shall be tolled with respect to each of the Company and Tahir H. Chaudhry during the continuance of any actual breach or violation. Each of the Company and Tahir H. Chaudhry further acknowledges that Sections 4.3(a) and 4.3(b) constitute a material inducement to Buyer to complete the Transaction and that Buyer will be relying on the enforceability of such Section in consummating the Transaction.

4.4 Bulk Sales. If the provisions of Article 6 of the Uniform Commercial Code have not been repealed in each jurisdiction where any of the Acquired Assets are located, the Company, the Shareholders and Buyer hereby waive compliance with the provisions of Article 6 of the Uniform Commercial Code in each such jurisdiction that has not repealed such article and where any of the Acquired Assets are located in connection with the Transaction.

4.5 Employees.

(a) The Company acknowledges and confirms that immediately prior to the Closing, the Company terminated all employees employed of the Company effective as of the close of business on the Business Day immediately preceding the Closing. Simultaneously with such termination, the Company paid each such terminated employee, all accrued wages and salaries, accrued vacation, sick and personal time and all other amounts due from the Company to such employees.

(b) Buyer shall have no obligation to offer employment to, and shall have no other Liability to, any employees of the Company, including any employees who, on the Closing Date, are not actively employed by the Company or are on disability, leave of absence, military service leave or lay-off (whether or not with recall rights), or whose employment has been terminated (voluntarily or involuntarily) or who have retired prior to the Closing Date.

(c) The Company shall retain all Liabilities arising from the termination or severance at any time and from time to time of all of its employees.

(d) The Company agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees of the Company after the Closing Date and, accordingly, that the Company and the Selling Group will be solely responsible for providing continuation coverage under COBRA, to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). The Company and the Selling Group further agree and acknowledge that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then the Company or a member of the Selling Group shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate to enable Buyer to offer continuation coverage to such M&A Qualified Beneficiaries if Buyer determines it is legally obligated to do so.

4.6 Restrictions on Buyer Stock.

(a) No Stockholder shall Transfer any Buyer Stock or any right, title or interest therein or thereto, except for Permitted Transfers as set forth in Section 4.6(b) (with respect to which this Section 2 shall not apply) during the period commencing on the date hereof and ending on the date that is 12 months following the date hereof (the “Transfer Restricted Period”). Any attempt to Transfer any Buyer Stock or any rights thereunder in violation of the preceding sentence shall be null and void ab initio. For purposes of this Section 4.6, “Transfer” means any sale, assignment, encumbrance, grant of security interest in, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, without limitation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of all or any portion of a security, or any interest or rights in a security.

(b) Notwithstanding the foregoing, the restrictions on Transfer set forth in Section 4.6(a) shall not apply to a Transfer by (i) a Stockholder that is a partnership or limited partnership transferring to its partners, limited partners or general partners or former partners, limited partners or general partners, (ii) a Stockholder that is a corporation transferring to its Affiliates, a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Stockholder, (iii) a Stockholder that is a limited liability company transferring to its members or former members, (iv) a Stockholder that is an individual transferring, pursuant an inter vivos transfer or pursuant to will or the applicable laws of descent and distribution, to the Stockholder’s spouse or any family member of a Stockholder related to him or her within two generations (each an “Immediate Family Stockholder”) or to a trust for the benefit of such Stockholder or for the benefit of one or more Immediate Family Stockholders, or (v) a Stockholder to any one or more of the transferees contemplated in clauses (i) through (iv) (each, a “Permitted Transfer”); provided, however, that in the event of any Transfer made pursuant to one of the exemptions provided by the foregoing clauses (i), (ii), (iii), and (iv), (A) such Stockholder shall inform the Company of such Transfer at least sixty (60) days prior to the Transfer, prior to effecting the same and stating which clause under this Section 4.6(b) the Transfer is to be made, and (B) the transferee or donee shall agree in writing to be bound by the terms hereof.

(c) As soon as reasonably practicable after the first anniversary of the Closing Date, Buyer shall deliver to the Company an original stock certificate representing the Buyer Stock issued to the Company on the Closing Date pursuant to Section 1.4, as adjusted by any shares of Buyer Stock forfeited in accordance with Section 5.7.

ARTICLE V

INDEMNIFICATION

5.1 Indemnity in Favor of Buyer. The Company and the Shareholders agree, jointly and severally, to indemnify, defend and hold harmless Buyer, and each of its Affiliates, and each of its directors, officers, stockholders, subsidiaries, employees, successors, assigns, agents and representatives, in each case, other than the Company or the Shareholders (each a “Buyer Indemnified Person”) from and against, and will be liable for, any and all Liabilities, damages, losses (including diminution in value), obligations, Taxes, actions, suits, proceedings, claims, demands, judgments and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, costs and expenses (including interest, penalties and reasonable attorneys’ fees) and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”) related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(a) any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made in any Transaction Document by the Company or the Shareholders;

(b) any breach or nonperformance of any agreement, covenant or obligation to be performed by the Company or the Shareholders on or before the Closing, and any breach or nonperformance of any agreement, covenant or obligation to be performed by the Company or the Shareholders after the Closing, in any Transaction Document;

(c) ownership or operation of the Business or any Acquired Asset on or before the Closing;

(d) any and all Excluded Assets, Excluded Liabilities or Company Transaction Expenses;

(e) any non-compliance of the Company or the Shareholders with applicable state or other bulk sales or transfer in bulk Laws in connection with the Transactions;

(f) any lawsuits or claims relating to this Agreement and the transactions contemplated hereby; and

(g) any appraisal or similar rights claimed by any Shareholders.

5.2 Survival. The representations and warranties of the Company and the Shareholders contained in this Agreement or in any Transaction Document shall survive the Closing and the consummation of the Transaction. The representations and warranties of the Company and the Shareholders shall terminate on the date that is twenty-four (24) months after the Closing Date. Each covenant and agreement contained in this Agreement and all associated rights to indemnification, shall survive the Closing and shall continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.

5.3 Calculation of Damages. The parties hereto hereby acknowledge that certain representations and warranties contained in Article II are qualified by references to “material,” “materially,” “materiality” or by matters having or not having a Material Adverse Effect (collectively, “Materiality Qualifiers”) and that, for purposes of this Article V, including for purposes of determining whether a breach of a representation or warranty has occurred and for purposes of determining the amount of Damages arising out of, relating to or resulting from a breach of any representation or warranty, all Materiality Qualifiers will be ignored and the representations and warranties shall be construed without regard to any Materiality Qualifiers therein contained.

5.4 Buyer’s Right to Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company and the Shareholders in accordance with their specific terms or were otherwise breached. Accordingly, Buyer shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Company and the Shareholders and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which Buyer is entitled at Law, in equity or under this Agreement. The parties acknowledge that neither the Company nor the Shareholders shall be entitled to enforce specifically the terms and provisions of this Agreement and that the Company’s and the Shareholders’ sole and exclusive remedy with respect to any such breach shall be the right to indemnification under this Article V.

5.5 Knowledge and Investigation. The fact that any Buyer Indemnified Person conducted a due diligence investigation or had knowledge of a breach or inaccuracy of a representation or warranty, or the nonperformance or breach of a covenant or agreement, will not be a defense to any party’s obligations under this Article V. All representations, warranties, covenants, agreements and indemnities will be deemed material and relied upon by the Buyer Indemnified Persons, regardless of any such knowledge or investigation.

5.6 Other Factors Not Limiting. No representation or warranty contained herein will limit the generality or applicability of any other representation or warranty. The terms of this Article V will be enforceable regardless of whether Liability is based on past, present or future acts, claims or legal requirements and regardless of any sole, concurrent, contributory, comparative or similar negligence, or of any sole, concurrent, strict or similar Liability, of a Person seeking indemnification (or of any of its Buyer Indemnified Persons).

5.7 Stock Forfeiture.

(a) During the Transfer Restricted Period, any adjudicated or agreed claim as to which a Buyer Indemnified Person demands indemnification under this Article V (“Claim”), or any portion thereof, for Damages of a Buyer Indemnified Person permitted by this Article V may be satisfied by deeming the shares of Buyer Stock of the Stockholders to be forfeited in an amount, rounded up to the nearest whole share of Buyer Stock, equal to the quotient of: (x) the total amount of such adjudicated or agreed Claim divided by (y) $0.655 up to the aggregate number of shares of Buyer Stock, and the Stockholders agree to forfeit such Buyer Stock (together with any other assets or securities attributable to such Buyer Stock) and deliver stock certificate(s) representing such forfeited Buyer Stock in satisfaction of such adjudicated or agreed Claim.

(b) Forfeiture Procedures. Any shares of Buyer Stock which are forfeited or cancelled pursuant to Section 5.7(a) shall be automatically deemed to be cancelled and no longer outstanding without any further action of Buyer, any such shares of Buyer Stock shall be released to Buyer and the Stockholders shall have no further right, title or interest whatsoever in such forfeited or cancelled shares or any claims with respect to such shares effective as of the date of such forfeiture or cancellation. If any Stockholder is in possession of any certificates representing any such forfeited or cancelled shares, then such Stockholder shall immediately return to Buyer any and all certificates representing such forfeited or cancelled shares. In the event that any claim made by the Buyer pursuant to this Article V is disputed by the Stockholders, no shares of Buyer Stock shall be forfeited pursuant to Section 5.7(a) except and until such dispute has been resolved.

5.8 Offset. Notwithstanding any other rights of Buyer under this Article V, including under Section 5.4 and Section 5.7, Buyer will have the option of recouping all or any part of any Damages Buyer may suffer (in lieu of seeking any indemnification to which it is entitled under this Article V) by withholding and offsetting against any and all Deferred Cash Purchase Price and Contingent Purchase Price Payments due to the Company.

5.9 Cap on Indemnification. Except as provided below, the Company and the Shareholders’ obligations to provide indemnification under this Article V, in the aggregate, will not exceed 50% of the amount of the Purchase Price actually paid to the Company, which, for avoidance of doubt includes the Closing Cash Purchase Price, Buyer Stock, Deferred Cash Purchase Price and Contingent Purchase Price Payments. The forgoing notwithstanding, with respect to Claims or Damages based on Section 2.1 (Organization; No Subsidiaries); Section 2.3 (Capitalization); Section 2.4 (Authorization and Execution); Section 2.8 (Tax Matters); Section 2.9 (Litigation; Governmental Proceedings); Section 2.10 (Compliance with Laws; Non-Contravention); Section 2.13 (Title to Properties and Encumbrances); Section 2.14 (Intellectual Property and Proprietary Rights); Section 2.17 (Employee Benefits); Section 2.21 (No Brokers or Finders); Section 2.22 (Licenses Permits Consents) any representations relating to product liability matters, fraud, intentional misrepresentation, intentional or willful breach of a warranty, or willful or reckless misconduct, the cap on the Company’s and Shareholder’s indemnification obligations under this Article V shall be 100% of the Purchase Price actually paid to the Company.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1 Expenses. Except as otherwise expressly set forth herein, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of the Transaction Documents and the closing of the Transaction, including all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party incurring the same.

6.2 Entire Agreement; Amendment and Waiver. This Agreement, including the exhibits and Disclosure Schedule, constitutes the entire Agreement between the parties pertaining to the subject matter herein and supersedes any prior representations, warranties, covenants, agreements and understandings of the parties regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each party. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

6.3 Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail, (c) sent by nationally recognized overnight delivery service for next Business Day delivery, or (d) sent by facsimile or electronic mail, in each case as stated below in this Section 7.3. Such notices or communications will be deemed given (w) if so delivered by hand, when so delivered, (x) if sent by mail, three (3) Business Days after mailing, (y) if sent by nationally recognized overnight courier service, one (1) Business Day after delivery to such service, or (z) if sent by facsimile or electronic mail during normal business hours, when so sent, or if sent by facsimile or electronic mail after normal business hours, the next Business Day. A party may change the address to which such notices and other communications are to be given by giving the other Party notice in the foregoing manner.

(a)	To Buyer:

Zynex NeuroDiagnostics, Inc.

9990 Park Meadows Drive

Lone Tree, Colorado 80124

Attn: Chief Financial Officer

Fax: (800) 495-6695

e-mail: Ascalese@zynex.com

with a copy to:

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202-5255

Attn: Jason Day

Fax: (303) 291-2400

e-mail: JDay@perkinscoie.com

(b)	To the Company:

NeuroDyne Medical Corp.

186 Alewife Brook Parkway

Cambridge, Massachusetts 02138

Attn: Tahir Chaudhry

Fax: 617-234-1108

e-mail: tahirhc@neumed.com

(c)	To the Shareholders, at the address set forth for each Shareholder on Schedule A.

6.4 Counterparts; Assignment. For the convenience of the parties any number of counterparts hereof may be executed, and each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Facsimile transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement. This Agreement may not be assigned by the Company or either Shareholder without the written consent of Buyer.

6.5 Governing Law. Except as provided in the following sentence, this Agreement, and all disputes and controversies relating to or arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the domestic Laws of the State of Colorado, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Colorado.

6.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with the term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.7 Interpretation; Construction. In this Agreement, (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) pronouns in masculine, feminine and neuter genders shall be construed to include any other gender; (e) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (f) unless expressly stated herein to the contrary, reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (g) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (h) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (i) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (k) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency; (l) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (m) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and (n) the parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each party and each party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the terms hereof or thereof.

6.8 Submission to Jurisdiction; Jury Trial Waiver.

(a) EACH PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF COLORADO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF THE OTHER PARTY WITH RESPECT THERETO.

(b) EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and those Persons (or categories of Persons) specifically described herein, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party. Without limiting the generality of the foregoing, the parties expressly confirm their agreement that, in addition to the Shareholders, the Company and Buyer, and the Buyer Indemnified Persons shall also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor. In this regard, the parties agree that such Persons shall have the right to enforce those provisions directly against the applicable indemnifying party.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.

BUYER:		SHAREHOLDERS:
ZYNEX NEURODIAGNOSTIC, INC.

By:	/s/ Thomas Sandgaard	/s/ Tahir Chaudhry
	Name: Thomas Sandgaard Title: President	Tahir Chaudhry

COMPANY: NEURODYNE MEDICAL CORP.

By:	/s/ Tahir Chaudhry
Name: Tahir Chaudhry Title: CEO

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

SCHEDULE A

Shareholders

David A. Atkins	William E. Russell

Tahir Chaudhry	Ronald & Sara Rech

Victor E. Ferrall, Jr.	Lawrence E. Sandberg

Ronald D. Gentry	William D. Shea

James E. Grumbach	Nicoletta S. Villa

Richard Hardy	Mark Kaplan

Newton Johnson	Bruce Mehler

Carol A. Jorgensen

Schedule A

Exhibit A

Definitions

Unless the context otherwise requires, the terms defined in this Exhibit A shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Affiliate” of any Person means any Person controlling, controlled by, or under common control with such Person, and, in the case of an individual, means his or her spouse, siblings, ascendants and descendants. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Balance Sheet” has the meaning set forth in Section 2.5.

“Annual Balance Sheet Date” has the meaning set forth in Section 2.5.

“Assumed Contracts” has the meaning set forth in Section 1.1(a).

“Assumed Leases” has the meaning set forth in Section 1.1(d).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in Denver, Colorado.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Person” has the meaning set forth in Section 5.1.

“Buyer Stock” has the meaning set forth in Section 1.4.

“Claim” has the meaning set forth in Section 5.7(a).

“Closing” has the meaning set forth in Section 1.6.

“Closing Cash Purchase Price” has the meaning set forth in Section 1.4(a).

“Closing Date” has the meaning set forth in Section 1.6(a).

“Closing Purchase Price” means the Cash Purchase Price and the Buyer Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Intellectual Property” means any Intellectual Property exploited by, held for exploitation by, owned, purported to be owned by or licensed to the Company.

“Company Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property licensed to the Company pursuant to an Inbound Intellectual Property License.

“Company Product(s)” means: (a) all products and service offerings that are currently being marketed, offered, sold, distributed, made commercially available, or otherwise provided directly or indirectly by the Company; and (b) any such products and service offerings that are currently under development by the Company.

“Company Registered Intellectual Property” means any Company Owned Intellectual Property that is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any patent, copyright or trademark.

“Company Software” means any Software that is owned or licensed to the Company or otherwise used, distributed, or made available by the Company.

“Company Transaction Expenses” means those expenses of the Company and the Shareholders incurred prior to the Closing in preparing to consummate and consummating the Transaction, including costs and expenses (including the fees, disbursements, and other charges of legal counsel, consultants, and accountants) incurred in connection with the preparation and negotiation of the Transaction Documents, the fees and expenses of the Company’s and the Shareholders’ brokers, finders, financial advisors and investment bankers (if any) and the expenses for which the Company is responsible pursuant to Section 6.1.

“Confidential Information” has the meaning set forth in Section 4.1(d).

“Contingent Purchase Price Payment” has the meaning set forth in Section 1.5(c)(i).

“Contingent Purchase Price Statement” has the meaning set forth in Section 1.5(c)(i).

“Contracts” has the meaning set forth in Section 2.11.

“Damages” has the meaning set forth in Section 5.1.

“Deferred Cash Purchase Price” has the meaning set forth in Section 1.4(c).

“Disclosure Schedule” has the meaning set forth in the preamble to Article II.

“Encumbrance” means any and all mortgages, liens, pledges, security interests, charges, encumbrances, claims, easements, rights of way, covenants, conditions or restrictions or any other adverse claims or rights of any kind or nature whatsoever or any type of preferential arrangement (including a title transfer or retention arrangement) having similar effect.

“ERISA” has the meaning set forth in Section 2.17.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Financial Statements” has the meaning set forth in Section 2.5.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by applicable Law (or by contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Immediate Family Stockholder” has the meaning set forth in Section 4.6(b).

“Inbound Licenses” means all Contracts pursuant to which the Company is authorized or otherwise permitted to exploit any other Person’s Intellectual Property.

“Indebtedness” means any obligation or other Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap or hedging contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any Encumbrance upon any asset; or (i) interest, fee or other expense regarding any of the foregoing.

“Indebtedness Amount” means the aggregate amount of Indebtedness of the Company as of Closing.

“Intellectual Property” means collectively all Intellectual Property Rights and Technology.

“Intellectual Property Licenses” means collectively all Inbound Licenses and the Outbound Licenses.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to: (a) applications and registrations for patents, or other industrial rights or designs including any reissues, divisionals, renewals, extensions, provisionals, continuations or continuations-in-part thereof, and any other filings claiming priority to or serving as a basis for priority thereof; (b) applications and registrations for copyrights or rights with respect to works of authorship (including any moral and economic rights, however denominated); (c) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, or brand names, together with all goodwill associated with any of the foregoing, and all applications and registrations therefor; (d) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (e) telephone numbers; (f) Trade Secrets, including rights to limit the use or disclosure thereof by any person; (g) privacy or publicity; (h) Technology; (i) databases and data collections; (j) all other equivalent or similar rights; and (k) any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriations of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 2.5.

“Interim Balance Sheet Date” has the meaning set forth in Section 2.5.

“Interim Financial Statements” has the meaning set forth in Section 2.5.

“IRS” means the United States’ Internal Revenue Service.

“Knowledge of the Company” and any similar phrases, means the knowledge of the Shareholders, or any Person who is or was a director or an officer of the Company prior to the Closing, in each case after due inquiry and investigation, including reasonable review of the books and records of the Company and inquiry of the appropriate management and supervisory employees of the Company.

“Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” means the land, buildings and other improvements covered by any leases, subleases, licenses and other agreements pursuant to which (A) the Company uses or occupies or has the right to use or occupy, now or in the future, any real property, or (B) the Company leases or subleases any real property.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“M&A Qualified Beneficiaries” has the meaning set forth in Section 4.5.

“Material Adverse Effect” means, with respect to any Person, any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, Liabilities, results of operations or prospects of such Person, or (b) materially and adversely affects the ability of the Company and the Shareholders to consummate the Transaction.

“Materiality Qualifiers” has the meaning set forth in Section 5.3.

“Open Source License” means an agreement that: (a) licenses Software or other material as “free software” or “open source software;” (b) is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License; or (c) is a Reciprocal License.

“Open Source Materials” means any Software or other materials licensed under an Open Source License.

“Ordinary Course” means ordinary course of business of the Company consistent with past custom and practices, including with respect to quantity and frequency.

“Organic Net Revenue” has the meaning set forth in Section 1.5(a).

“Outbound Licenses” means any Contract pursuant to which the Company grants any right to or otherwise permits any other Person to exploit any Company Intellectual Property.

“Parent” has the meaning set forth in Section 1.4.

“Permits” has the meaning set forth in Section 2.22.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course that secures any amount that is not overdue.

“Permitted Transfer” has the meaning set forth in Section 4.6(b).

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, an association, a limited liability company, an unincorporated organization or a Governmental Authority.

“Personal Identifiable Information” means any information that specifically identifies any employee, contractor, and third parties who have provided information to the Company, whether a living or dead individual person, including: (a) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers; and (b) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution.

“Plan” or “Plans” has the meaning set forth in Section 2.17.

“Policies” has the meaning set forth in Section 2.16.

“Privacy Laws” has the meaning set forth in Section 2.26.

“Purchase Price” has the meaning set forth in Section 1.4.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any Software (other than such item of Software in its unmodified form); (ii) a requirement that another Person be permitted to access, modify, make derivative works of, or reverse-engineer any such Software; (iii) a requirement that such Software be redistributable by another Person; or (iv) the grant of any patent or other rights including non-assertion or patent license obligations.

“Restricted Business” has the meaning set forth in Section 4.3(a).

“Restricted Period” has the meaning set forth in Section 4.3(a).

“Selling Group” has the meaning set forth in Section 4.5(d).

“Shareholders” has the meaning set forth in the preamble to this Agreement.

“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in Source Code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

“Source Code” means computer software and code, in a form other than object code form, including: (a) related programmer comments and annotations, help text, data and data structures, instructions; and (b) procedural, object-oriented and other code, in each case, which may be printed out or displayed in human readable form.

“Systems” is defined in Section 2.14(b).

“Tax” or “Taxes” means federal, state, local, foreign and other taxes, including income taxes, taxes imposed under Section 1374 of the Code, estimated taxes, alternative or add-on minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, gross receipts taxes, license taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, windfall profits taxes, environmental taxes (including taxes under Section 59A of the Code), customs duties taxes, capital stock taxes, profits taxes, social security (or similar) taxes, unemployment taxes, disability taxes, real property taxes, personal property taxes, registration taxes, value added taxes or other taxes of any kind whatsoever and all deficiencies, or other additions to tax, interest, fines and penalties, and other assessments and fees of any Governmental Authority, and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) databases and other compilations and collections of data or information; (g) Trade Secrets; and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement and each other agreement, document and instrument entered into or executed by any party hereto in connection with this Agreement.

“Transfer” has the meaning set forth in Section 4.6(a).

“Transfer Restricted Period” has the meaning set forth in Section 4.6(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

SCHEDULE 1.1(a) – ASSUMED CONTRACTS

Contracts with software developers	Non-Disclosure and Non-Compete Agreement document name INDISAG-01-Amir-1

Open/not filled customer purchase orders	MetroHealth System: O#16447 $1491.50

Open/not filled vendor purchase orders for material	PO#11760, $614, PO#11759, $705, PO#11758, $72, PO#11761, $2029, PO#11762, $410

Sales distributor agreements	Albraj Medical (Abu Dhabi), Elkobba (Egypt, tentative), Continuous Instruments (Taiwan), Modus International (Bangladesh), MXR Communications (Korea, tentative), BMV Meditech (India), Alyasmina Medical (Saudi Arabia), AIMED (Athens Greece), Emirates Medical(Abu Dhabi), MANARA Healthcare(Dubai), Biomation (Canada), China Human Factors (China)

Sales representative agreements	Visiontech Medical (SC), Northeast Rehab (CT), Mike Fantau (NJ), Michael McDonnell (PA), Michael Paul (IL)

Non-compete, inventions agreements	Non-Disclosure DanielleH 9-12-11, Non-Disclosure Rudolph Johnson 9-13-11,

Non Disclosure Agreements	Same as Non-compete, inventions agreements above

SCHEDULE 1.1(b) – ASSUMED TANGIBLE ASSETS

All Raw, WIP and Finished Goods inventory, including inventory on consignment, offsite and demo equipment	Year End 2011 Inventory and WIP and Finished Goods approximately valued at $49,743 (attached)

All property and equipment, including but not limited to; servers, desktop/laptop computers, network equipment, telephone system, office furniture, tooling (US and Pakistan)	Inventory Office 2011, approximate value $61,345 (attached)

All databases	ACT, File Maker and DBA

Any other tangible assets related to NeuroDyne	None

SCHEDULE 1.1(c) – ASSUMED PERMITS

FDA 510k Permit [#K914920-Biofeedback Systems – Nov 1992, #K914925-MEDAC Oct 1993]

SCHEDULE 1.1(d) – ASSUMED LEASES
$4,000 deposit relating to 186 Alewife Brook Parkway Standard Form Lease dated December 1, 2006, by and between NeuroDyne and Fresh Pond Mall Limited Partnership

SCHEDULE 1.1(e) – ASSUMED INTELLECTUAL PROPERTY

All websites	neumed.com, neuscan.us, incontimed.com

Trade names	NeuScan™ Software, NeuGraph™ software, NeuSof™ Softwaret, MEDAC™ Hardware, BioSystem/3™ Hardware, RehabSys/3™ hardware, NeuroSystem/3™ hardware, AnsSys/3™ hardware, BriefPSPS™ protocol, ActiView™ hardware, NeuANS™ hardware, NeuEKG™ hardware, NeuEEG™ hardware, Headache Checklist™ software, Incontinence CheckList™ software, NeuMed, NeuroDyne, NeuroCart™ hardware, NeuroHealthKiosk™ hardware

Patents	None

Copyrights	None registered

Service marks	None registered

Domain names	Neurodynemedical.com, neuscan.us, neumed.com, incontimed.com

Trade secrets	Electronic Schematics, Mechanical Drawings, Software Protocols, Software and Customer Lists

Business processes/know how (including manufacturing process)	Manufacturing Procedure documents for PCB’s, Complete Systems and Test and Calibration documents.

Product software packages (developed and in process), including documentation and source code	NeuSoft software includes code for NeuGraph™, NeuScan™, NeuGames™, DataWindow™, HeadAche Checklist™ and Incontinence Checklist™

Business software	DBA Software; all product software

Research and development (developed and in process)	NeuSoft Software and Sys/3 Isolator with new chips.

All engineering documentation	Electronic and Mechanical Drawing of PCB’s, Enclosures and Overlays

All manufacturing documentation	PCB Assembly, System Assembly and Testing and Calibration instructions

All product documentation and details	NeuroGraph™, NeuScan™, NeuGames™, DataWindow™, HeadAche Cheklist™, Incontinence Checklist™ Software and Sys/3 Hardware user manuals, electronic catalogs and demo presentations.

Regulatory certifications and rights (including FDA and CE)	FDA documentation already provided 510K K914920B for Biofeedback System/3 Class II, 510K K914925 for MEDAC System/3 Biofeedback Device for relaxation training and muscle re-education Class II, no CE applied for or available.

All books and records	In ACT, DBA and File Maker data bases

Customer lists and detail	ACT, DBA and Filemaker databases

Vendor lists and detail	DBA Database

Telephone numbers	Phone: 617-234-1100, 800-963-8633 Fax: 617-234-1108, 877-963-8633

Customer contracts (active or complete)	In DBA Database

All training material	Power Point Presentations

Any other intangible assets related to NeuroDyne	none

SCHEDULE 1.2 – EXCLUDED ASSETS

Cash at date of close	Approximately $3,500.

Other

Tahir’s personal laptop, and filing cabinets that contains incorporation, tax and stockholders information. and copies of databases

All contracts or other agreements not specifically listed in Schedule 1.1(a)

SCHEDULE 1.3 – ASSUMED LIABILITIES

Product warranty outstanding at close	See attached list

SCHEDULE 1.4(c) – LIABILITIES FOR ZYNEX TO PAY AT CLOSING

Pay to Landlord (Fresh Pond Mall, Limited Partnership - $21,775 Pay to NeuroDyne for payment to IRS - $16,990.11 Pay to NueroDyen for payment to MA Unemployment Insurance - $6,711.72

SCHEDULE 2.3 – Capitalization

Shareholders Information	See Attached

SCHEDULE 2.5 – Financial Statements; Liabilities

2009 and 2010 Income tax Returns provided. 2011 sales detail

SCHEDULE 2.6 – Outstanding Indebtedness

Approximately $6,132.

SCHEDULE 2.8 – Tax Matters

Current Federal and State Taxes to be filed and paid for, arrangement with IRS for past due taxes with monthly payment. Documents to Zynex provided earlier.

SCHEDULE 2.9 – Litigation; Governmental Proceedings

Litigation relating to Compumedics and Forensenic Psychological Associates, documents already provided.(Please list summary of each issue in this doc) Compumedic’s lawyer sent us letter to do with domain name neuroscsn.mobi and say our names such as neuscan, neurosys etc are similar to their neuroscan registered trade mark.

Forensic

Psychology has to do with a system we shipped, they say it does not meet their requirements. System was shipped in June of last year.

SCHEDULE 2.10 – Compliance with Applicable Laws; Non-Contravention

See Schedule 2.8

SCHEDULE 2.11 – Contracts and Commitments

none

SCHEDULE 2.12 – Customers

Dr. John Charuk and Jinny LaRock want to order AE-178 biofeedback disposables

SCHEDULE 2.13 – Title to Properties and Encumbrances

NeuroDyne owns everything free and clear except the office building which is leased at $1850 per month.

SCHEDULE 2.14 (a)	Company has not registered its Intellectual Property See Section 2.14(a)(ii)-(iii)

SCHEDULE 2.14 (b)	yes

SCHEDULE 2.14 (c)	yes

SCHEDULE 2.14 (d)	Company does not have licenses, except for FDA.

SCHEDULE 2.14 (e)	Company owns the source code for NeuGraph™, NeuScan™,Datawindow™ Incontinence Checklist™ and HeadAche Checklist™ Software

SCHEDULE 2.14 (f)	yes

SCHEDULE 2.14 (g)	yes

SCHEDULE 2.14 (h)	yes

SCHEDULE 2.15	yes

SCHEDULE 2.16	Yes : workers compensation with Hartford Insurance, cost about $110 per year.# 02 WEG EG4202

SCHEDULE 2.17	None

SCHEDULE 2.18	Rudolph Johnson (Production Manager), $10/Hr, Danielle Hoyt (Customer Support Representative),$9/hr

SCHEDULE 2.19	yes

SCHEDULE 2.20	yes

SCHEDULE 2.21	yes

SCHEDULE 2.22	Yes, FDA approvals as already provided to Zynex.

SCHEDULE 2.23	yes

SCHEDULE 2.24	Yes

SCHEDULE 2.25	yes

SCHEDULE 2.26	yes